REPROS SEEKS TO AFFIRM ITS INTELLECTUAL PROPERTY RIGHTS IN ANDROXAL®

THE WOODLANDS, Texas – August 5, 2013 – Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has filed an action in the United States District Court for the Southern District of Texas seeking a declaratory judgment affirming Repros’ intellectual property rights relating to its Androxal® technology. This action is being taken to address issues alleged by a third party relating to the Repros issued patents claiming the use of the pure trans isomer of the drug clomiphene citrate.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability of its intellectual property to withstand challenges from third parties, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the uncertainty of regulatory review in the U.S. and other jurisdictions, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

	Investor Relations:	Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com